Exhibit 99

HMN Financial, Inc. Announces Third Quarter Results

Third Quarter Highlights

  Net income of $6.0 million compared to net income of $0.6 million in third quarter of 2012
  Diluted earnings per share of $1.27 compared to diluted earnings per share of $0.04 in third quarter of 2012
  Provision for loan losses of ($4.3) million, down $5.9 million from third quarter of 2012
  Net interest income of $5.3 million, down $0.6 million from third quarter of 2012
  Non-performing assets of $31.3 million, down $4.0 million from second quarter of 2013

Year to Date Highlights

  Net income of $8.6 million compared to net income of $3.8 million in first nine months of 2012
  Diluted earnings per share of $1.65 compared to diluted earnings per share of $0.61 in first nine months of 2012
  Provision for loan losses of ($4.9) million, down $7.4 million from first nine months of 2012
  Net interest income of $14.9 million, down $3.2 million from first nine months of 2012
  Non-performing assets of $31.3 million, down $9.3 million from December 31, 2012
  Total assets decreased $91 million from December 31, 2012
	Three Months Ended		Nine Months Ended
Income Summary (unaudited)	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2013	2012	2013	2012
Net income	$ 6,034	637	$ 8,574	3,836
Net income available to common shareholders	5,511	170	7,028	2,444
Diluted earnings per share	1.27	0.04	1.65	0.61
Return on average assets	4.44	0.39%	1.96	0.74%
Return on average equity	38.17	4.20%	18.55	8.66%
Book value per common share	$ 9.47	7.83	$ 9.47	7.83

ROCHESTER, Minn., Oct. 18, 2013 (GLOBE NEWSWIRE) -- HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $563 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $6.0 million for the third quarter of 2013, an improvement of $5.4 million compared to net income of $0.6 million for the third quarter of 2012. Net income available to common shareholders was $5.5 million for the third quarter of 2013, an improvement of $5.3 million from the net income available to common shareholders of $0.2 million for the third quarter of 2012. Diluted earnings per common share for the third quarter of 2013 was $1.27, an increase of $1.23 from the diluted earnings per common share of $0.04 for the third quarter of 2012. The improvement in net income for the third quarter of 2013 is due to a $5.9 million decrease in the provision for loan losses between the periods primarily because of improving values of the underlying collateral supporting commercial real estate loans and a $0.5 million decrease in non-interest expense. The decrease in non-interest expense is primarily due to decreased legal expenses relating to real estate owned and loan collection efforts and mortgage servicing rights amortization expense. These improvements to net income were partially offset by a $0.3 million decrease in non-interest income due primarily to a decrease in the gain on sales of loans and a $0.6 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods.

President's Statement

"We are pleased to report the continued improvement in our net operating results and the decrease in our non-performing assets in the third quarter of 2013," said Bradley Krehbiel, President of HMN. "Our core business remains profitable and we are encouraged by the declining trend in both our loan loss provision and other operating expenses. We continue to focus our efforts on improving credit quality and reducing non-performing assets in the most cost effective manner while at the same time reducing expenses to reflect the decreased size of our balance sheet. We believe that, over time, our focus on these areas will be effective in generating improved financial results."

Third Quarter Results

Net Interest Income

Net interest income was $5.3 million for the third quarter of 2013, a decrease of $0.6 million, or 9.6%, compared to $5.9 million for the third quarter of 2012. Interest income was $5.7 million for the third quarter of 2013, a decrease of $1.9 million, or 24.1%, from $7.6 million for the same period in 2012. Interest income decreased between the periods primarily because of a $99 million decrease in the average interest-earning assets and also because of a decrease in the average yields on interest-earning assets between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of loan prepayments or non-renewals as a result of the Company's focus on improving credit quality, decreasing loan concentrations, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.41% for the third quarter of 2013, a decrease of 48 basis points from the 4.89% average yield for the third quarter of 2012. The decrease in average yield is due to the continued low short-term interest rate environment that existed during the third quarter of 2013. The increase in domestic long-term mortgage rates that began during the second quarter of 2013 did not materially impact the average yield earned on interest-earning assets during the third quarter of 2013 since most of the mortgage loans originated by the Bank are sold into the secondary market and not placed in the loan portfolio.

Interest expense was $0.4 million for the third quarter of 2013, a decrease of $1.3 million, or 75.6%, compared to $1.7 million for the third quarter of 2012. Interest expense decreased primarily because of the $108 million decrease in the average interest-bearing liabilities between the periods, largely as the result of a decrease in the outstanding borrowings and brokered certificates of deposit between the periods. The decrease in borrowings and brokered certificates of deposit between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposit. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposit due to the low short-term interest rate environment that continued to exist during the third quarter of 2013. The average interest rate paid on interest-bearing liabilities was 0.34% for the third quarter of 2013, a decrease of 80 basis points from the 1.14% average interest rate paid in the third quarter of 2012.

Provision for Loan Losses

The provision for loan losses was ($4.3) million for the third quarter of 2013, a decrease of $5.9 million, compared to $1.6 million for the third quarter of 2012. The provision for loan losses decreased in the third quarter primarily because of improving values of the underlying collateral supporting commercial real estate loans in the third quarter of 2013 when compared to the third quarter of 2012. The provision also decreased because of a decrease in the outstanding loan portfolio balances, a decrease in the reserve percentages on certain risk classifications as a result of an internal analysis of the loan portfolio, an improvement in the classifications of certain risk rated loans, and the recoveries received during the quarter on previously charged off loans. Total non-performing assets were $31.3 million at September 30, 2013, a decrease of $4.0 million, or 11.4%, from $35.3 million at June 30, 2013. Non-performing loans decreased $3.5 million and foreclosed and repossessed assets decreased $0.5 million during the third quarter of 2013. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
June 30, 2013	$ 25,841	June 30, 2013	$ 9,423
Classified as non-performing	1,312
Charge offs	(426)	Transferred from non-performing loans	639
Principal payments received	(2,814)	Real estate sold	(1,350)
Classified as accruing	(917)	Net gain on sale of assets	297
Transferred to real estate owned	(639)	Write downs and payments	(110)
September 30, 2013	$ 22,357	September 30, 2013	$ 8,899

The decrease in non-performing loans during the third quarter of 2013 relates primarily to principal payments received and loans being classified as accruing during the period. Of the $2.8 million in principal payments received, $1.2 million related to the payoff of a non-performing multi family construction loan that was refinanced with another financial institution and $1.6 million related to additional principal payments received on various construction and development loans as a result of various types of real estate sales including building lots, land, and single family homes. Of the $0.9 million in loans that were classified as accruing, $0.7 million related to various commercial real estate loans and $0.2 million related to a single family loan. These decreases in non-performing loans were partially offset by loans that were newly classified as non-performing during the period. Of the $1.3 million in loans newly classified as non-performing, $1.1 million related to commercial real estate loans, $0.1 million related to commercial business loans, and $0.1 million related to consumer loans.

A reconciliation of the Company's allowance for loan losses for the quarters ended September 30, 2013 and 2012 is summarized as follows:

(Dollars in thousands)	2013	2012
Balance at June 30,	$ 20,359	$ 20,519
Provision	(4,330)	1,584
Charge offs:
One-to-four family	0	0
Consumer	(374)	(163)
Commercial business	(2)	(168)
Commercial real estate	(50)	(1,535)
Recoveries	902	225
Balance at September 30,	$ 16,505	$ 20,462

General allowance	$ 9,953	$ 15,965
Specific allowance	6,552	4,497
	$ 16,505	$ 20,462

The following table summarizes the amounts and categories of non-performing assets in the Bank's portfolio and loan delinquency information as of the two most recently completed quarters and December 31, 2012.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2013	2013	2012
Non‑Performing Loans:
One‑to‑four family real estate	$ 1,626	$ 2,091	$ 2,492
Commercial real estate	19,578	21,533	25,543
Consumer	442	1,462	300
Commercial business	711	755	1,640
Total	22,357	25,841	29,975

Foreclosed and Repossessed Assets:
One‑to‑four family real estate	1,082	707	1,595
Commercial real estate	7,817	8,716	9,000
Total non‑performing assets	$ 31,256	$ 35,264	$ 40,570
Total as a percentage of total assets	5.56%	6.29%	6.21%
Total non‑performing loans	$ 22,357	$ 25,841	$ 29,975
Total as a percentage of total loans receivable, net	5.68%	6.22%	6.60%
Allowance for loan losses to non-performing loans	73.83%	78.79%	72.09%

Delinquency Data:
Delinquencies (1)
30+ days	$ 2,516	$ 5,820	$ 2,739
90+ days(2)	0	0	7,423
Delinquencies as a percentage of Loan and lease portfolio (1)
30+ days	0.53%	1.22%	0.57%
90+ days	0.00%	0.00%	1.55%

(1) Excludes non-accrual loans.
(2) Loans delinquent for 90 days and over are generally non-accruing and are included in the Company's non-performing asset total unless they are well secured and in the process of collection.

The following table summarizes the number of lending relationships and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2012.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at September 30, 2013	# of relationships	Principal Amount of Loans at June 30, 2013	# of relationships	Principal Amount of Loans at December 31, 2012
Developments/land	8	$ 19,413	9	$ 20,956	9	$ 24,339
Retail	2	165	1	66	2	386
Restaurants/bar	0	0	1	511	1	547
Other buildings	0	0	0	0	3	271
	10	$ 19,578	11	$ 21,533	15	$ 25,543

The decrease in the non-performing commercial real estate loans from June 30, 2013 is due primarily to principal payments received on construction and development loans during the quarter as a result of various types of real estate sales including building lots, land, and single family houses.

Non-Interest Income and Expense

Non-interest income was $1.8 million for the third quarter of 2013, a decrease of $0.3 million, or 13.8%, from $2.1 million for the same period of 2012. Gain on sales of loans decreased $0.5 million primarily because of a decrease in single family loan originations due to the higher long-term mortgage interest rate environment that existed in the third quarter of 2013. Fees and service charges increased $0.1 million primarily because of an increase in overdraft charges and debit card fees between the periods. Other non-interest income increased $0.1 million primarily because of an increase in the sales of uninsured investment products.

Non-interest expense was $5.3 million for the third quarter of 2013, a decrease of $0.5 million, or 8.7%, from $5.8 million for the same period of 2012. Other non-interest expenses decreased $0.3 million primarily because of decreased legal expenses relating to real estate owned and loan collection efforts and mortgage servicing rights amortization expense. The decrease in mortgage servicing rights amortization expense is the result of fewer refinanced mortgage loans in the quarter due to the increase in long-term mortgage rates that were experienced during the quarter. Deposit insurance costs decreased $0.2 million primarily because of a decrease in assets between the periods. The gain on real estate owned increased $0.1 million primarily because of an increase in the gains recognized on the properties sold. Occupancy expense increased $0.1 million as a result of increased repair and maintenance expenses incurred during the quarter when compared to the same period in 2012.

Income tax expense was $0.2 million for the third quarter of 2013, an increase of $0.2 million from the third quarter of 2012 when no income tax expense was recorded. The income tax expense that was recorded in the third quarter of 2013 relates to alternative minimum tax amounts that are due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules.

No regular income tax expense was recorded for the third quarter of 2013 because the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at September 30, 2013. The Company originally recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance in the second quarter of 2010.

Net Income Available to Common Shareholders

Net income available to common shareholders was $5.5 million for the third quarter of 2013, an increase of $5.3 million from the $0.2 million net income available to common shareholders in the third quarter of 2012. The net income available to common shareholders increased between the periods primarily because of the increase in net income between the periods. The Company has deferred the last eleven quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate, Series A, Cumulative Perpetual Preferred Stock, that was originally issued to the United States Treasury Department as part of the TARP Capital Purchase Program (the "Preferred Stock"). The Preferred Stock is currently held by unaffiliated third party investors. Under the terms of the certificate of designations for the Preferred Stock, dividend payments may be deferred but the dividend is cumulative and compounds quarterly while unpaid. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes to arrive at the net income available to common shareholders. The current stated dividend rate on the Preferred Stock of 5% per annum will increase to 9% per annum on February 15, 2014.

Basic earnings per common share was $1.38 and $0.04 for the third quarter of 2013 and 2012, respectively, and diluted earnings per common share was $1.27 and $0.04 for the same periods, respectively.  The increased spread between basic and diluted earnings per common share for the third quarter of 2013 as compared to the same period of 2012 is primarily due to increased net income and an increase in the price of our common stock, which resulted in a larger number of stock options and warrants having a lower exercise price than the market price of our common stock.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2013 was 4.44%, compared to 0.39% for the third quarter of 2012. Return on average equity (annualized) was 38.17% for the third quarter of 2013, compared to 4.20% for the same period of 2012. Book value per common share at September 30, 2013 was $9.47, compared to $7.83 at September 30, 2012.

Nine Month Period Results

Net Income

Net income was $8.6 million for the nine-month period ended September 30, 2013, an increase of $4.8 million, or 123.5%, compared to the net income of $3.8 million for the nine-month period ended September 30, 2012. The net income available to common shareholders was $7.0 million for the nine-month period ended September 30, 2013, an increase of $4.6 million, or 187.6%, compared to the net income available to common shareholders of $2.4 million for the same period of 2012. Diluted earnings per common share for the first nine months of 2013 was $1.65, an increase of $1.04 per share compared to the diluted earnings per common share of $0.61 for the same period in 2012. The improvement in net income for the first nine months of 2013 is due primarily to a $7.4 million decrease in the provision for loan losses between the periods primarily because of improving values of the underlying collateral supporting commercial real estate loans and a $1.7 million decrease in non-interest expenses due primarily to an increase in the gains recognized on the sale of real estate owned and a decrease in expenses related to other real estate owned. These improvements to net income were partially offset by a $3.2 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods, a $0.9 million decrease in non-interest income due primarily to a decrease in the gain on sales of loans and a decrease in the gain related to the sale of the Bank's Toledo, Iowa branch in the first quarter of 2012, and a $0.2 million increase in income tax expense between the periods.

Net Interest Income

Net interest income was $14.9 million for the first nine months of 2013, a decrease of $3.3 million, or 17.8%, from $18.2 million for the same period in 2012. Interest income was $17.8 million for the nine-month period ended September 30, 2013, a decrease of $6.0 million, or 25.0%, from $23.8 million for the same period in 2012. Interest income decreased between the periods primarily because of a $97 million decrease in the average interest-earning assets and also because of a decrease in the average yields earned on average interest-earning assets between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of loan prepayments or non-renewals as a result of the Company's focus on improving credit quality, decreasing loan concentrations, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.25% for the first nine months of 2013, a decrease of 57 basis points from the 4.82% average yield for the same period of 2012. The decrease in the average yield is due to the continued low short-term interest rate environment that existed during the first nine months of 2013. The increase in domestic long-term mortgage rates that began during the second quarter of 2013 did not materially impact the average yield earned on interest-earning assets during the first nine months of 2013 since most of the mortgage loans originated by the Bank are sold into the secondary market and not placed in the loan portfolio.

Interest expense was $2.9 million for the nine-month period ended September 30, 2013, a decrease of $2.7 million, or 48.3%, from $5.6 million for the same period in 2012. Interest expense decreased primarily because of a $108 million decrease in the average interest-bearing liabilities between the periods, largely due to a decrease in the outstanding borrowings and brokered certificates of deposit. The decrease in borrowings and brokered certificates of deposit between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposit. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposit due to the low short-term interest rate environment that continued to exist during the first nine months of 2013. The average interest rate paid on interest-bearing liabilities was 0.75% for the first nine months of 2013, a decrease of 45 basis points from the 1.20% average interest rate paid in the first nine months of 2012.

Provision for Loan Losses

The provision for loan losses was ($4.9) million for the first nine months of 2013, a decrease of $7.4 million, from $2.5 million for the same nine-month period in 2012. The provision for loan losses decreased in the first nine months of 2013 primarily because of improving values of the underlying collateral supporting commercial real estate loans in the first nine months of 2013 when compared to the same period of 2012. The provision also decreased because of a decrease in the outstanding loan portfolio balances, a decrease in the reserve percentages on certain risk classifications as a result of an internal analysis of the loan portfolio, an improvement in the classifications of certain risk rated loans, and the recoveries received during the first nine months of 2013 on previously charged off loans. Total non-performing assets were $31.3 million at September 30, 2013, a decrease of $9.3 million, or 23.0%, from $40.6 million at December 31, 2012. Non-performing loans decreased $7.6 million and foreclosed and repossessed assets decreased $1.7 million during the first nine months of 2013. The non-performing loan and foreclosed and repossessed asset activity for the first nine months of 2013 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
December 31, 2012	$ 29,975	December 31, 2012	$ 10,595
Classified as non-performing	4,792	Transferred from non-performing loans	876
Charge offs	(2,149)	Other foreclosures/repossessions	687
Principal payments received	(7,802)	Real estate sold	(3,629)
Classified as accruing	(1,583)	Net gain on sale of assets	998
Transferred to real estate owned	(876)	Write downs and payments	(628)
September 30, 2013	$ 22,357	September 30, 2013	$ 8,899

A reconciliation of the Company's allowance for loan losses for the nine-month periods ended September 30, 2013 and 2012 is summarized as follows:

(Dollars in thousands)	2013	2012
Balance at January 1,	$ 21,608	$ 23,888
Provision	(4,850)	2,544
Charge offs:
One-to-four family	(200)	0
Consumer	(475)	(921)
Commercial business	(606)	(1,997)
Commercial real estate	(911)	(5,719)
Total charge offs	(2,192)	(8,637)
Recoveries	1,939	2,667
Balance at September 30,	$ 16,505	$ 20,462

Non-Interest Income and Expense

Non-interest income was $5.7 million for the first nine months of 2013, a decrease of $0.9 million, or 14.1%, from $6.6 million for the same period in 2012. Gain on sale of branch office was $0 for the first nine months of 2013, compared to the $0.6 million recorded in the same period of 2012 as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Gain on sales of loans decreased $0.7 million between the periods primarily because of a decrease in the sales of commercial government guaranteed loans during the first nine months of 2013 when compared to the same period in 2012. These decreases in non-interest income were partially offset by an increase of $0.1 million in fees and service charges due to increased overdraft charges, $0.1 million increase in mortgage servicing income as a result of servicing more loans, and $0.1 million increase in other income as a result of an increase in the sales of uninsured investment products.

Non-interest expense was $16.7 million for the first nine months of 2013, a decrease of $1.7 million, or 9.5%, from $18.4 million for the same period in 2012. The gain on real estate owned increased $0.5 million primarily because of an increase in the gains recognized on the properties sold. Compensation and benefits expense decreased $0.4 million primarily because of a decrease in employees between the periods due to certain branch closures and our continued focus on reducing expenses. Other non-interest expense decreased $0.5 million because of decreased real estate taxes and other expenses related to other real estate owned. Deposit insurance costs decreased $0.2 million primarily because of a decrease in assets between the periods.

Income tax expense was $0.2 million for the first nine months of 2013, an increase of $0.2 million from the same period of 2012 when no income tax expense was recorded. The income tax expense that was recorded in the first nine months of 2013 relates to alternative minimum tax amounts that are due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules.

No regular income tax expense was recorded for the first nine months of 2013 because the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at September 30, 2013. The Company originally recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance in the second quarter of 2010.

Net Income Available to Common Shareholders

The net income available to common shareholders was $7.0 million for the first nine months of 2013, an increase of $4.6 million from the $2.4 million net income available to common shareholders in the same period of 2012. The net income available to common shareholders increased between the periods primarily because of the increase in net income between the periods. As discussed previously in this earnings release, the Company has deferred the last eleven quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Preferred Stock. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes to arrive at the net income available to common shareholders.

Basic earnings per common share was $1.76 and $0.62 for the first nine months of 2013 and 2012, respectively, and diluted earnings per common share was $1.65 and $0.61 for the same periods, respectively. The increased spread between basic and diluted earnings per common share for the nine months ended September 30, 2013 as compared to the same period of 2012 is primarily due to increased net income and an increase in the price of our common stock, which resulted in a larger number of stock options and warrants having a lower exercise price than the market price of our common stock.

Return on Assets and Equity

Return on average assets (annualized) for the nine-month period ended September 30, 2013 was 1.96%, compared to 0.74% for the same period in 2012. Return on average equity (annualized) was 18.55% for the nine-month period ended September 30, 2013, compared to 8.66% for the same period in 2012.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as "expect," "intend," "look," "believe," "anticipate," "estimate," "project," "seek," "may," "will," "would," "could," "should," "trend," "target," and "goal" or similar statements or variations of such terms. Examples of forward-looking statements include, but are not limited to, statements relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company's liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank's loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank's non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company's ability to renew brokered deposits); the availability and use of alternate funding sources, including Federal Home Loan Bank advances; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; and the Bank's compliance with regulatory standards generally (including the Bank's status as "well-capitalized"), supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and FRB and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement.

A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, but are not limited to: the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the FRB and OCC, respectively; possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision; the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, cash inflows and deposit outflows, changes in credit or other risks posed by the Company's loan and investment portfolios, relative costs associated with alternate funding sources, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company's access to and adverse changes in securities markets and the investment expectations of holders of our capital stock; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company's assumptions and expectations include those set forth in the Company's most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the "Risk Factors" sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and Part II, Item 1A of its Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$ 57,652	83,660
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $5,625 and $9,825)	5,973	10,421
Other marketable securities
(amortized cost $84,800 and $75,759)	83,714	75,470
	89,687	85,891

Loans held for sale	1,180	2,584
Loans receivable, net	393,322	454,045
Accrued interest receivable	1,817	2,018
Real estate, net	8,899	10,595
Federal Home Loan Bank stock, at cost	784	4,063
Mortgage servicing rights, net	1,769	1,732
Premises and equipment, net	6,726	7,173
Prepaid expenses and other assets	729	1,566
Total assets	$ 562,565	653,327

Liabilities and Stockholders' Equity
Deposits	$ 485,921	514,951
Federal Home Loan Bank advances	0	70,000
Accrued interest payable	127	247
Customer escrows	1,328	830
Accrued expenses and other liabilities	7,813	6,465
Total liabilities	495,189	592,493
Commitments and contingencies
Stockholders' equity:
Serial preferred stock: ($.01 par value)
authorized 500,000 shares; issued shares 26,000	25,778	25,336
Common stock ($.01 par value):
authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	51,638	51,795
Retained earnings, subject to certain restrictions	54,488	47,004
Accumulated other comprehensive loss	(1,094)	(49)
Unearned employee stock ownership plan shares	(2,852)	(2,997)
Treasury stock, at cost 4,735,589 and 4,705,073 shares	(60,673)	(60,346)
Total stockholders' equity	67,376	60,834
Total liabilities and stockholders' equity	$ 562,565	653,327

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Interest income:
Loans receivable	$ 5,492	7,208	17,023	22,527
Securities available for sale:
Mortgage-backed and related	66	133	242	490
Other marketable	156	160	443	601
Cash equivalents	12	25	80	71
Other	3	25	51	89
Total interest income	5,729	7,551	17,839	23,778

Interest expense:
Deposits	404	804	1,426	3,082
Federal Home Loan Bank advances	0	855	1,485	2,544
Total interest expense	404	1,659	2,911	5,626
Net interest income	5,325	5,892	14,928	18,152
Provision for loan losses	(4,330)	1,584	(4,850)	2,544
Net interest income after provision for loan losses	9,655	4,308	19,778	15,608

Non-interest income:
Fees and service charges	929	821	2,601	2,484
Mortgage servicing fees	267	245	772	713
Gain on sales of loans	433	940	1,813	2,469
Gain on sale of branch office	0	0	0	552
Other	194	110	498	398
Total non-interest income	1,823	2,116	5,684	6,616

Non-interest expense:
Compensation and benefits	3,009	2,955	9,188	9,587
(Gain) loss on real estate owned	(282)	(172)	(607)	(75)
Occupancy	867	805	2,543	2,526
Deposit insurance	172	353	680	928
Data processing	313	333	968	1,006
Other	1,207	1,513	3,878	4,416
Total non-interest expense	5,286	5,787	16,650	18,388
Income before income tax expense	6,192	637	8,812	3,836
Income tax expense	158	0	238	0
Net income	$ 6,034	637	8,574	3,836
Preferred stock dividends and discount	(523)	(467)	(1,546)	(1,392)
Net income for common shareholders	5,511	170	7,028	2,444
Other comprehensive income (loss), net of tax	473	(77)	(1,045)	(349)
Comprehensive income attributable to common shareholders	5,984	93	5,983	2,095
Basic earnings per common share	$ 1.38	0.04	1.76	0.62
Diluted earnings per common share	$ 1.27	0.04	1.65	0.61

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(dollars in thousands, except per share data)	2013	2012	2013	2012
I. OPERATING DATA:
Interest income	$ 5,729	7,551	17,839	23,778
Interest expense	404	1,659	2,911	5,626
Net interest income	5,325	5,892	14,928	18,152

II. AVERAGE BALANCES:
Assets (1)	539,046	643,304	586,235	689,698
Loans receivable, net	399,591	484,403	417,765	517,389
Securities available for sale (1)	90,499	76,631	91,744	89,466
Interest-earning assets (1)	515,153	613,955	561,353	658,337
Interest-bearing liabilities	468,432	576,919	516,833	624,643
Equity (1)	62,719	60,384	61,790	59,205

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	4.44%	0.39%	1.96%	0.74%
Interest rate spread information:
Average during period	4.07	3.75	3.50	3.62
End of period	3.80	3.52	3.80	3.52
Net interest margin	4.10	3.82	3.56	3.68
Ratio of operating expense to average total assets (annualized)	3.89	3.58	3.80	3.56
Return on average equity (annualized)	38.17	4.20	18.55	8.66
Efficiency	73.95	72.26	80.78	74.24

	September 30,	December 31,	September 30,
	2013	2012	2012
IV. ASSET QUALITY:
Total non-performing assets	$ 31,256	40,570	47,199
Non-performing assets to total assets	5.56%	6.21%	7.33%
Non-performing loans to total loans receivable, net	5.68	6.60	7.29
Allowance for loan losses	$ 16,505	21,608	20,462
Allowance for loan losses to total assets	2.93%	3.31%	3.18%
Allowance for loan losses to total loans receivable, net	4.20	4.76	4.31
Allowance for loan losses to non-performing loans	73.83	72.09	59.17

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$ 9.47	8.02	7.83

	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2013	Dec 31, 2012	Sept 30, 2012
VI. CAPITAL RATIOS:
Stockholders' equity to total assets, at end of period	11.98%	9.31%	9.30%
Average stockholders' equity to average assets (1)	10.54	8.81	8.58
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	108.61	105.73	105.39
Tier I or core capital (2)	12.71	9.68	9.55
Risk-based capital to risk-weighted assets	19.38	15.52	14.61

	September 30,	December 31,	September 30,
	2013	2012	2012
VII. EMPLOYEE DATA:
Number of full time equivalent employees	188	194	196

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2) The OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as "well-capitalized." Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets. The Bank's core capital ratio was in excess of this requirement at September 30, 2013.

CONTACT: Bradley Krehbiel
         Chief Executive Officer, President
         HMN Financial, Inc. (507) 252-7169